Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 10, 2020, relating to the financial statements of Absolute Software Corporation (the “Company”), appearing in the Registration Statement (No. 333-249661) on Form F-10 of the Company dated October 28, 2020.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

December 17, 2020